Exhibit 3.1

NEW ARTICLES OF ASSOCIATION

THE COMPANIES LAW (1998 REVISION)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

(adopted by the Resolution passed on 13th April, 2000)

OF

GAMENOW.NET LIMITED

TABLE A

The Regulations contained or incorporated in Table “A” in the First Schedule of the Companies Law (1998 Revision) shall not apply to this Company and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles:

“Articles”

these Articles of Association as from time to time altered or added to in accordance with the Statutes and these Articles;

“Board”

the board of Directors for the time being of the Company;

“Business Day”

a day, excluding Saturdays or Sundays, on which banks in Hong Kong, Shanghai and New York are open for general banking business throughout their normal business hours;

“Commission”

Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Company”

this Company;

“Companies Law”

the Companies Law (1998 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Law is referred to, the reference is to that provision as amended by any law for the time being in force;

“Directors” and “Board of Directors” and “Board”

the directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof;

“Dispose”

to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into agreement for any of the same and the expression “Disposal” shall be construed accordingly;

“Encumbrance”

any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same and “Encumber” shall be construed accordingly;

“Group Companies”

the Company and its subsidiaries established or to be established from time to time;

“in writing”

written or produced by any substitute for writing or partly one and partly another;

“IPO”

public offering of IPO Shares on a reputable stock exchange in the United States of America or any other jurisdiction as the shareholders shall agree;

“IPO Shares”

shares of the Company (or as the case may be, the shares of the relevant entity resulting from any merger, reorganisation or other arrangements made by the Company for the purposes of public offering) which are offered to the public pursuant to an IPO;

“Management Shareholder”

any shareholder who is a director or an officer of any Group Company for the time being, for the purpose of these Articles, excluding Mr. Zhu Jun and Mr. Zhang Yong;

“Member”

a person whose name is entered in the register of members as the holder of a share or shares and includes each subscriber of the Memorandum pending the issue to him of the subscriber share or shares;

“Memorandum of Association”

the Memorandum of Association of the Company, as amended and re-stated from time to time;

“month”

calendar month;

“Ordinary Resolution”

a resolution:

(a)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Ordinary Shareholder”

any holder of any Ordinary Share;

“Ordinary Shares”

ordinary shares of par value of US$0.01 each in the capital of the Company;

“paid up”

paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“Qualified IPO”

an underwritten IPO in the United States of America pursuant to an effective registration under the Securities Act covering the offer and sale of IPO Shares of par value of US$0.01 each to the public with a price of at least US$15.00 per share (as adjusted for any share splits, dividends, combinations, recapitalisations and the like), and with gross proceeds to the Company in excess of US$15 million or a similar IPO on a recognised stock exchange not within the United States of America provided that such offering in terms of price, offering proceeds and regulatory approvals is reasonably equivalent to the aforesaid IPO in the United States of America;

“Register of Members”

the register to be kept by the Company in accordance with Section 40 of the Companies Law;

“Seal”

the Common Seal of the Company including any facsimile thereof;

“Securities Act”

the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Series A Preference Shares”

series A preference shares of par value of US$0.01 each in the capital of the Company;

“Series A Preference Shareholder”

any holder of any Series A Preference Share;

“share”

any of the Ordinary Shares and the Series A Preference Shares;

“shareholders”

any or all of those persons at any time holding any class of Shares;

“Shareholders’ Agreement”

Shareholders’ Agreement dated April 3, 2000 relating to the Company;

“signed”

includes a signature or representation of a signature affixed by mechanical means;

“Special Resolution”

a resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

(a)	passed by a majority of not less than 80% of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given, or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed.

“Statutes”

the Companies Law and every other laws and regulations of the Cayman Islands for the time being in force concerning companies and affecting the Company;

“Subscription Price”

US$2.6452 per Series A Preference Share;

“Substantial Shareholder”

any shareholder (except for the Series A Preference Shareholders) holding an aggregate of not less than 3% of the Ordinary Shares in issue for the time being;

“year”

calendar year.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender;

(c)	words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

(d)	“may” shall be construed as permissive and “shall” shall be construed as imperative;

(e)	a reference to a dollar or dollars (or $) is a reference to dollars of the United States; and

(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force.

3.	Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced as soon after incorporation as the Directors see fit, notwithstanding that part only of the shares may have been allotted or issued.

5.	The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

6.	Subject to Article 90 and without prejudice to any special rights previously conferred on the holders of any shares or class of shares for the time being issued, any share in the Company may be issued with such preferred, deferred or other special rights, or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise, as the Company may from time to time by ordinary resolution determine (or, in the absence of any such determination, as the Directors may determine) and subject to the provisions of the Statutes and these Articles the Company may issue any shares which are, or at the option of the Company or the holder, liable to be redeemed.

7.	The authorised share capital of the Company at the date of adoption of these Articles is US$100,000 divided into8,450,000 Ordinary Shares and 1,550,000 Series A Preference Shares and the said Ordinary Shares and Series A Preference Shares confer the holders thereof the respective rights and privileges and are subject to the respective restrictions and provisions as set forth in these Articles, including the following :-

(A)	Voting Rights and Attendance at General Meetings

(a)	Both of the Ordinary Shares and the Series A Preference Shares confer the respective holders the right to receive notice of, attend and vote at a general meeting.

(b)	On a show of hands, each shareholder present in person or (being a corporation) by a representative has one vote. On a poll, each holder of Ordinary Shares present in person or by proxy or (being a corporation) by a representative is entitled to have one vote for every Ordinary Share held by it or him. Each holder of Series A Preference Shares present in person or by proxy or (being a corporation) by a representative is entitled to exercise the number of votes which it or he would have been entitled to exercise if all the Series A Preference Shares held by it or him had been converted into Ordinary Shares immediately before the holding of the general meeting at the Conversion Rate (as defined in paragraph (a) of Article 7(D)) then applicable.

(c)	The holders of Series A Preference Shares and Ordinary Shares shall vote together and not as a separate class, except as otherwise required by the Shareholders’ Agreement or these Articles.

(B)	Dividends

Subject to the circumstances prevailing at the relevant time including, in particular, the working capital requirements of the Company, the Company shall distribute by way of dividend in accordance with these Articles in respect of each financial year such of its profits as are then lawfully available for distribution as shall be resolved by the Board provided that:

(a)	no dividends, whether by way of cash or in other form, should be declared, paid or distributed on any shares or other securities of the Company unless and until (i) a dividend has first been declared on the Series A Preference Shares and has been paid in full to the Series A Preference Shareholders and (ii) the amount of such dividend per Series A Preference Share (on an as converted basis) is not less than the dividend per share to be declared, paid or distributed on any other shares or securities of the Company.

(b)	no dividends shall be declared or paid during the initial 3 financial years of the Company since its incorporation.

(C)	Capital

(a)	On a return of capital on liquidation, winding up, dissolution or otherwise (other than on conversion, redemption or purchase of shares) the assets of the Company available for distribution among the Members shall be applied in repaying to the holders of each Series A Preference Share the following amounts (“Preference Amounts”), in priority to any repayment to the holders of any other class of shares or securities:-

(i)	the amount of any declared but unpaid dividend relating to the Series A Preference Share, to be calculated up to and including the date of commencement of the liquidation, winding up, dissolution or of the return of capital;

(ii)	the Subscription Price of the Series A Preference Share; and

(iii)	a premium per Series A Preference Share at a rate of 8% yield per annum (to be compounded annually) on the Subscription Price for the period from the date of issue and allotment of such Series A Preference Share up to and including the date of commencement of the liquidation, winding up, dissolution or of the return of capital.

(b)	In the case that the assets of the Company are not sufficient for the distribution referred to in paragraph (a) of this Article 7(C), such assets shall be distributed to the holders of each Series A Preference Share pro rata to the Preference Amounts each Series A Preference Shareholder would otherwise be entitled to.

(c)	All assets remaining after the distribution referred to in paragraph (a) of this Article 7(C) shall be available for distribution to the holders of each Ordinary Share pro rata to the amount of capital paid up on such shares.

(d)	For the purpose of this Article 7(C), any merger, sale or consolidation of the capital of the Company which results in the shareholders not retaining a majority of the voting power of the surviving company, or a sale or Disposal of all or substantially all the assets of the Company shall constitute a liquidation, winding-up or dissolution of the Company whereupon the distribution of assets as specified in this Article 7(C) shall be carried out.

(D)	Conversion

(a)	Each Series A Preference Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid Ordinary Shares as is determined by dividing US$2.6452 by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (“Conversion Rate”). The price at which Ordinary Shares shall be issued and allotted upon conversion of the Series A Preference Shares (“Conversion Price”) shall initially be US$2.6452 per Ordinary Share. Such initial Conversion Price shall be subject to adjustment on a weighted average basis for issuance of any securities of the Company at a subscription price less than the then-effective conversion price.

(b)	A Series A Preference Shareholder may exercise its right to convert by giving written notice (“conversion notice”) to the Company together with the certificate for the Series A Preference Shares to be converted. A conversion notice once given may not be withdrawn without the written consent of the Company.

(c)	The Ordinary Shares to which a Series A Preference Shareholder is entitled in exercising its or his right to convert shall:

(i)	be credited as fully paid; and

(ii)	rank pari passu in all respects and form one class with the Ordinary Shares in issue.

(d)	The allotment of Ordinary Shares to the Series A Preference Shareholders upon conversion shall be made as soon as practicable and in any event within 5 Business Days from the date of the conversion notice. A certificate for new Ordinary Shares shall be despatched promptly upon issue and allotment to each holder without charge, with a new certificate for any balance of unconverted Series A Preference Shares comprised in the surrendered certificate and, if appropriate, a cheque in respect of a fractional entitlement.

(e)	If any Series A Preference Shares remain capable of being converted into Ordinary Shares and there is a sub-division or split up of Ordinary Shares or allotment of fully paid Ordinary Shares pursuant to a capitalisation of profits or reserves not otherwise distributed to the Ordinary Shareholders, the number of Ordinary Shares to be issued upon conversion of any Series A Preference Shares shall be appropriately increased in proportion to the increase of Ordinary Shares in issue in connection with such sub-division or allotment.

(f)	If any Series A Preference Shares remain capable of being converted into Ordinary Shares and there is a consolidation of Ordinary Shares, the number of Ordinary Shares to be issued upon conversion of any Series A Preference Shares shall be appropriately reduced in proportion to the reduction of Ordinary Shares in issue in connection with such consolidation.

(g)	If any Series A Preference Shares remain capable of being converted into Ordinary Shares and there is a distribution of profits to the holders of Ordinary Shares by way of issuing Ordinary Shares to such holders, the number of Ordinary Shares to be issued upon conversion of any Series A Preference Shares shall be appropriately increased in proportion to the increase of Ordinary Shares in issue in connection with such distribution.

(h)	If any Series A Preference Shares remain capable of being converted into Ordinary Shares and the Company shall issue any class of share to any person, or offer to any person for subscription by way of rights or grant to any person any rights to subscribe for any class of share (“Additional Shares”) at a consideration per share (“New Conversion Price”) less than the Conversion Price, then the Conversion Price shall be reduced to an amount equal to the New Conversion Price.

The New Conversion Price shall become effective from the date of the issue of Additional Shares.

For the purposes of adjusting the Conversion Price pursuant to this paragraph (h) of Article 7(D), any Ordinary Shares issued to any of the employees, officers, or Directors pursuant to any share option plan or agreement or other incentive share arrangement approved by the Board shall be ignored and not be taken into account. Provided that the total number of shares issued or issuable pursuant to such option plan agreement or arrangement shall not in aggregate exceed 15% of the total issued share capital of the Company at any time (calculated on a fully-diluted basis) and shall not exceed 100,000 Shares (as-exercised) in a grant to any single employee, director or officer.

(i)	Each Series A Preference Share, issued for the time being, shall be automatically converted into Ordinary Shares, which shall rank pari passu in all respects and form one class with the existing Ordinary Shares in issue, at the then applicable Conversion Rate upon the consummation of a Qualified IPO.

(j)	If a dispute arises concerning an adjustment of the Conversion Price in accordance with these provisions the Board shall refer the matter to the auditors of the Company and their certificate as to the amount of the adjustment is in the absence of manifest error conclusive and binding on all concerned.

(k)	The Company shall at all times reserve and keep available out if its authorised but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series A Preference Shares such number of Ordinary Shares as shall be sufficient from time to time to effect the conversion of all outstanding Series A Preference Shares, and if at any time the number of authorised but unissued Ordinary Shares is not sufficient to effect such conversion, in addition to such other remedies as may be available to the holders of Series A Preference Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorised but unissued Ordinary Shares to such number as shall be sufficient for such purposes.

(E)	Redemption

(a)	The holders of a majority of the Series A Preference Shares remaining in issue shall have the right at any time from the date falling five years after the issue and allotment of the Series A Preference Shares to require and demand the Company to redeem all (but not part) of the Series A Preference Shares and the Company shall redeem all Series A Preference Shares within 30 days from the date of the redemption notice given to the Company pursuant to paragraph (b) of Article 7(D).

(b)	The initial redemption money (“Redemption Price”) payable on each Series A Preference Share is, subject to adjustment, the total of:-

(i)	the amount of any dividend relating to the Series A Preference Shares which has been declared by the Company but unpaid, to be calculated down to and including the redemption date (as defined in Article 7(E)(c) below);

(ii)	the Subscription Price of the Series A Preference Share; and

(iii)	a premium per Series A Preference Share at a rate of 8% yield per annum (to be compounded annually) on the amount of US$2.6452 per Series A Preference Share for the period from the date of issue and allotment of such Series A Preference Share up to and including the date on which the relevant Series A Preference Share is redeemed pursuant to this Article 7 (E).

(c)	Redemption of the Series A Preference Share(s) of a Series A Preference Shareholder is effected by such Series A Preference Shareholder giving the Company not less than 14 days’ notice (“redemption notice”) at any time after the expiry of the said five-year period. The redemption notice shall specify the number of Series A Preference Shares to be redeemed, the date of the redemption (“redemption date”) and the place at which the certificates for the Series A Preference Shares are to be presented for redemption.

(d)	On the redemption date the Series A Preference Shareholder who has served the redemption notice is bound to deliver to the Company at the place stated in the redemption notice the certificate (or certificates) for those shares (or, in the case of lost certificates, an indemnity in a form reasonably satisfactory to the Board). On receipt, the Company shall pay to the Series A Preference Shareholder (or, in the case of joint holders, to the holder whose name stands first in the register in respect of the Series A Preference Shares) the redemption money due to it.

(e)	As from the redemption date, the preferential dividend ceases to accrue in respect of redeemed Series A Preference Shares unless, on the presentation of the certificate (or certificates) for the shares to be redeemed and a receipt for the redemption money signed and authenticated in such manner as the Board reasonably requires, payment of the redemption money is refused.

(f)	If the number of Series A Preference Shares which could be redeemed to the extent permitted by law is less than the number of Series A Preference Shares requested to be redeemed in the redemption notice, the Company shall redeem such number of Series A Preference Shares to the maximum extent permitted by law and the excess number of Series A Preference Shares not being redeemed shall be redeemed by the Company as soon as the Company has available funds to effect such redemption.

(g)	If any Series A Preference Shares remain capable of being redeemed and there is a sub-division of Series A Preference Shares or allotment of fully paid Series A Preference Shares pursuant to a capitalisation of profits or reserves not otherwise distributed to holders of Series A Preference Shares, the Redemption Price per share shall be appropriately reduced in proportion to the increase in the number of Series A Preference Shares in issue in connection with such sub-division or allotment.

(h)	If any Series A Preference Shares remain capable of being redeemed and there is a consolidation of Series A Preference Shares, the Redemption Price per share shall be appropriately increased in proportion to the reduction in the number of Series A Preference Shares in issue in connection with such consolidation.

(i)	If any Series A Preference Shares remain capable of being redeemed and there is a distribution of profits to the holders of Series A Preference Shares by way of issuing Series A Preference Shares to such holders, the Redemption Price per share shall be appropriately reduced in proportion to the increase in the number of Series A Preference Shares in issue in connection with such distribution.

(F)	Access to Information

(a)	The Company shall deliver to the Shareholders the following documents of each Group Company:-

(i)	audited consolidated annual financial statements within 90 days after the end of each financial year;

(ii)	unaudited consolidated quarterly financial statements within 45 days of the end of each financial quarter;

(iii)	unaudited consolidated monthly financial statements within 30 days of the end of each month;

(iv)	copies of all documents and information sent to any shareholder (in his capacity as a shareholder of the Company); and

(v)	an annual consolidated budget within 30 days prior to the end of each financial year.

All the financial statements referred to in this Article 7(F) shall be prepared in conformance with Generally Accepted Accounting Principles (GAAP) in the United States or other international accounting principles approved by the Board and shall include a balance sheet, profit and loss accounts, income statement and statement of cash flows and all directors’ notes thereto.

(b)	For so long as any Shareholder holds any Shares of the Company, the Shareholder shall have the following rights during normal business hours upon 7 Business Days notice to the CEO: (i) inspection rights of the books and records (including without limitation financial records) of all Group Companies; and (ii) inspection rights of the plant, equipment, stock in trade and facilities of any Group Companies.

(c)	The information and inspection rights under paragraphs (a) and (b) of this Article 7(F) shall be terminated on the consummation of a Qualified IPO. For a period of 3 calendar years following such Qualified IPO, the Company shall deliver to the Shareholders copies of all annual, interim and/or quarterly reports to shareholders and all other filings required to be made with the SEC or any other regulatory, securities exchange or governmental authorities.

8.	Subject to Articles 9 to 16 and 90 and the provisions of the Statutes relating to authority, pre-emption rights and otherwise and of any relevant resolution of the Company, the Directors may issue warrants to subscribe for and grant options over any class of shares or securities of the Company at such times and on such terms as they may determine.

9.	Subject to the provisions of the Statutes and except as provided in paragraphs (a) to (f) of this Article 9, namely:-

(a)	conversion rights applicable to the Series A Preference Shares;

(b)	securities issued pursuant to a Qualified IPO;

(c)	securities issued in consideration of the acquisition by the Company of another corporation by merger or purchase of substantially all its assets;

(d)	securities issued in connection with any stock split, stock consolidation or stock dividend of the Company or recapitalisations which do not effect the respective percentage equity interest of the shareholders;

(e)	securities issued to employees, officers or directors of any Group Company pursuant to stock option plans or other stock incentive arrangements that are approved by the Board provided that the issue of such securities shall be subject to the restrictions set forth in Article 7(D)(h); and

(f)	securities issued pursuant to the consent in writing of all shareholders for the time being;

the Company will not, and will procure that none of the Group Companies will, authorise, create or issue any shares or securities of any class and will not, and will procure that none of the Group Companies will, authorise, issue or grant any options, warrants, conversion rights or other rights to purchase or acquire any shares or securities of any class without first offering the Shareholders the right of first offer described in Article 10.

10.	The Shareholders shall have a right of first offer to purchase and subscribe for an amount of securities of the Company of any class or kind which the Company proposes to issue (“Pre-emptive Securities”) sufficient to maintain such Shareholder’s proportionate beneficial ownership interest in the Company (on an as-converted, fully diluted basis).

11.	If the Company wishes to make any such issue of Pre-emptive Securities, it shall prior to such issue give all the Shareholders 30 Business Days’ written notice of the proposed issue. The notice shall set forth the terms and conditions of the proposed issue (including the number of Pre-emptive Securities to be offered and the pricefor which the Company proposes to offer such Pre-emptive Securities and any other material terms of such issue), and shall constitute an offer to issue the Pre-emptive Securities to the all Shareholders on such terms and conditions.

12.	Any Shareholder may accept such offer by delivering a written notice of acceptance (an “Acceptance Notice”) to the Company within 30 Business Days after receipt of the notice of the Company of the proposed issue. Any Shareholder exercising its right of first offer shall be entitled to participate in the purchase of Pre-emptive Securities on a pro rata basis to the extent necessary to maintain such Shareholder’s proportionate beneficial ownership interest in the Company (such Shareholder’s “Pro Rata Portion”) (and for purposes of determining such Shareholders’ Pro Rata Portion, any shareholder or other security holder shall be treated as owning that number of shares into which any outstanding convertible shares may be converted and for which any outstanding options may be exercised). If any Shareholder fails to purchase or does not accept its Pro Rata Portion, the other Shareholders shall, among them, have the right to purchase up to the balance of the Pre-emptive Securities not so purchased. The Shareholder willing to purchase shall notify the Company of its desire to purchase more than its Pro Rata Portion (“oversubscription”). If, as a result thereof, such oversubscription exceeds the total number of Pre-emptive Securities available in respect of such oversubscription privilege, the oversubscribing Shareholders shall be cut back with respect to their oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Portions.

13.	The Company shall, in writing, inform promptly each Shareholder which elects to purchase its Pro Rata Portion of Pre-emptive Securities of any other Shareholders’ failure to do so.

14.	If any Shareholder who elects to exercise its right of first offer does not complete the purchase of such Pre-emptive Securities within 14 days after delivery of its Acceptance Notice to the Company, the Company may complete the sale of Pre-emptive Securities on the terms and conditions specified in the Company’s notice within 7 days following the expiration of such 14 days’ period.

15.	If the Company does not complete the issue of the Pre-emptive Securities within such 7 days’ period, the right of first offer provided in Articles 10 to 14 in respect of such Pre-emptive Securities shall be deemed to be revived and the Pre-emptive Securities shall not be offered to any person unless such Pre-emptive Securities are first re-offered to the Shareholders in accordance with Article 10.

16.	The right of first offer granted under Articles 10 to 14 shall terminate upon the consummation of a Qualified IPO.

17.	The Company may in so far as may be permitted by law, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

18.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or compelled in any way to recognise any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share, or (except only as by these Articles or by law otherwise provided) any other right in respect of any share, except an absolute right to the entirety thereof in the registered holder.

VARIATION OF RIGHTS ATTACHING TO SHARES

19.	If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to these Articles, be varied or abrogated with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings of the Company shall mutatis mutandis apply, but so that any holder of shares of the class present in person or by proxy may demand a poll.

20.	Whenever the share capital of the Company is divided into different classes of shares, the special rights attached to any class may, subject to the provisions of the Statutes and these Articles, be varied or abrogated either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class (but not otherwise) and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding-up. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company and to the proceedings thereat shall mutatis mutandis apply, except that the necessary quorum shall be two persons at least holding or representing by proxy at least one-third in nominal value of the issued shares of the class (but that at any adjourned meeting any holder of shares of the class present in person or by proxy shall be a quorum) and that any holder of shares of the class present in person or by proxy may demand a poll and that every such holder shall on a poll have one vote for every share of the class held by him.

21.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied or abrogated by the creation or issue of further shares ranking pari passu therewith or the redemption or purchase of shares of any class by the Company.

CERTIFICATES

22.	Every person whose name is entered as a member in the Register of Members shall, without payment, be entitled to a certificate in the form determined by the Directors. Such certificate may be under the Seal. All certificate shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

23.	Every share certificate of the Company, shall bear, in addition to any other legend required under the applicable laws, the following legends :-

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS, INCLUDING RESTRICTIONS ON TRANSFER, AS SET FORTH IN A SHAREHOLDERS’ AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE ISSUER AND CERTAIN SHAREHOLDERS OF THE ISSUER.”

24.	Any two or more certificates representing shares of any one class held by any member may at his request be cancelled and a single new certificate for such shares issued in lieu on payment (if the Directors shall so require) of US$1 or such smaller sum as the Directors shall determine.

25.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the relevant member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

26.	In the case of shares held jointly by several persons any such request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

27	The Directors may issue fractions of a share of any class of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class of shares. If more than one fraction of a share of the same class is issued to or acquired by the same member such fractions shall be accumulated. For the avoidance of doubt, in these Articles the expression “share” shall include a fraction of a share.

LIEN

28.	The Company shall have a first priority lien and charge on every share (not being a fully paid up share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first priority lien and charge on all shares (other than fully paid up shares) standing registered in the name of a single person for all moneys presently payable by him or his estate to the Company, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a share shall extend to all dividends payable thereon.

29.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto by reason of his death or bankruptcy.

30.	For giving effect to any such sale of the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

31.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

32.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their shares, and each member shall (subject to receiving at least 14 days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares.

33.	The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

34.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight per cent. per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

35.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

36.	The Directors may make arrangements on the issue of shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment.

37.	The Directors may, if they think fit, receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight per cent. per annum) as may be agreed upon between the Member paying the sum in advance and the Directors.

FORFEITURE OF SHARES

38.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of such much of the call or instalment as is unpaid, together with any interest which may have accrued.

39.	The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

40.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

41.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

42.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the fully paid up amount of the shares.

43.	A statutory declaration in writing that the declarant is a Director of the Company, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share or any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

44.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes due and payable, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

45.	The instrument of transfer of any share shall be in any usual or common form or such other form as the Directors may approve and executed by or on behalf of the transferor and if in respect of a nil or partly paid up share or if so required by the Directors shall also be executed on behalf of the transferee and shall be accompanied by the certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

46.	The Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefor. If the Directors refuse to register a transfer of any shares, they shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal. Provided that the Directors shall register a transfer of shares if it has been effected in accordance with the provisions of Articles 49 to 53 or Articles 54 to 60.

47.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

48.	All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

RIGHT OF FIRST REFUSAL

49.	Subject to Aritcle 53 before any shares may be sold or otherwise transferred or Disposed of by a Substantial Shareholder or a Management Shareholder (“Selling Shareholder”) (including transfer by gift, operation of law), other Shareholders shall have a right of first refusal (“Right of First Refusal”) to purchase such shares (“Offered Securities”) in accordance with the terms of Articles 49 to 53.

50.	Before the transfer of any Offered Securities, the Selling Shareholder shall deliver to the Company and the other Shareholders a written notice (“Transfer Notice”) stating:

(a)	the Selling Shareholder’s intention to sell or otherwise transfer or Dispose of such Offered Securities;

(b)	the name of each proposed purchaser or other transferee (a “Proposed Transferee”);

(c)	the number of Offered Securities to be transferred to each Proposed Transferee; and

(d)	the cash price and/or other consideration for which the Selling Shareholder proposes to transfer the Offered Securities (“Offered Price”).

The Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell the Offered Securities at the Offered Price to the other Shareholders.

51.

(A)   Each non-transferring Shareholder shall have the right, upon notice to the Selling Shareholder at any time within 30 days after receipt of the Transfer Notice (“Purchase Right Period”), to purchase its Pro Rata Share of all or any of such Offered Securities at the Offered Price and upon the same terms (or terms as similar as reasonably possible) upon which the Selling Shareholder is proposing or is to Dispose of such Offered Securities, and the Selling Shareholder shall, upon receipt of the notice of purchase from the other Shareholders (“Buying Shareholders”), sell such Offered Securities to the Buying Shareholder pursuant to such terms. In respect of Buying Shareholder, his “Pro Rata Share” for the purposes of this Article shall mean the ratio of (i) the number of Shares held by him (on an as-converted basis) (collectively, the “Aggregate Shares”) bears to (ii) the total number of Shares held by the Buying Shareholders and any other Shareholders who are also entitled to and who elects to purchase the offered Shares (on an as-converted basis for Series A Shares).

(B)	The Selling Shareholder shall grant to the Buying Shareholder(s) the right of oversubscription such that if any Shareholder fails to purchase its Pro Rata Share, the other Buying Shareholder(s) shall have the right to purchase, on a pro rata basis, up to the balance of the Offered Securities not so purchased. Such right of oversubscription may be exercised by any Shareholder by notifying the Selling Shareholder of its desire to purchase more than its Pro Rata Share.

(C)	Upon expiration of the Purchase Right Period, the Selling Shareholder will provide notice to each Shareholders as to whether or not the Right of First Refusal has been exercised by other Shareholders (“Expiration Notice”).

52.	If any of the Offered Securities proposed in the Transfer Notice to be transferred are not purchased by any Buying Shareholders, then after the issue of the Expiration Notice and subject to the co-sale rights set forth in Article 54, the Selling Shareholder may sell or otherwise transfer or Dispose of such Offered Securities which have not been purchased to the Proposed Transferee(s) at the Offered Price or at a higher price, provided that such sale or other transfer shall be completed and consummated within 14 days after the date of the Expiration Notice and provided further that the Proposed Transferee agrees in writing that the provisions of the Shareholders’ Agreement shall continue to apply to the Offered Securities that are transferred to such Proposed Transferee. If the Offered Securities described in the Transfer Notice are not transferred to the Proposed Transferee(s) within such 14-day period, such Selling Shareholder will not transfer or Dispose of any Offered Securities unless such securities are first re-offered to the other Shareholders in accordance with Articles 49 to 53.

53.	The Right of First Refusal set forth in Articles 49 to 52 shall not apply to:

(a)	any transfer or other Disposal of shares among the shareholders as at the date these Articles are adopted (other than the Series A Preference Shareholders); and/or

(b)	any transfer to a wholly-owned subsidiary of the Selling Shareholder or a wholly-owned subsidiary of the holding company of the Selling Shareholder (“Permitted Transferee”); provided that in each case the Selling Shareholder shall remain to be bound by the Shareholders’ Agreement and the Permitted Transferee shall agree to be bound by the Shareholders’ Agreement and that the Selling Shareholder shall procure that the Permitted Transferee shall not transfer its shares except to the Selling Shareholder or other Permitted Transferee(s) of the Selling Shareholder.

CO-SALE RIGHTS

54.	To the extent that the Right of First Refusal referred to in Articles 49 to 53 is not exercised by any other Shareholders, each non-transferring Shareholder shall have the right to participate in any sale or Disposal to the Proposed Transferee upon the same terms and conditions as set forth in the Transfer Notice, subject to the terms and conditions set forth in Articles 54 to 60. The non-transferring Shareholders shall exercise their rights by delivering to the Selling Shareholder, within 5 Business Days after receipt of the Expiration Notice, written notice of their intention to participate, specifying the number of shares their desire to sell to the Proposed Transferee. At the closing of the transaction, the non-transferring Shareholders shall deliver one or more certificates representing the number of shares which such Series A Preference Shareholder elects to sell hereunder together with instrument of transfer and other documents necessary for transfer of such shares to the Proposed Transferee, and the Selling Shareholder shall pay to such Shareholder a pro rata amount of the purchase price received from the Proposed Transferee.

55.	Each non-transferring Shareholder shall have the right to sell up to that number of shares equal to the product of (1) the number of Offered Securities multiplied by (2) a fraction, the numerator of which is the number of Ordinary Shares issued and outstanding upon conversion of the Aggregate Shares owned by such Shareholder, and the denominator of which is (i) the number of the Shares issued and outstanding (on an as-converted basis) plus (ii) the number of shares (on an as-converted basis) held by the Selling Shareholder and all others who are also entitled and elect to participate in the sale of the Offered Shares. In the event that the Proposed Transferee desires to purchase a number of shares different from the amount of the Offered Securities, the amount that the Proposed Transferee desires to purchase shall be substituted for Offered Securities in the above equation for the purpose of determining each Series A Preference Shareholder’s participation rights.

56.	To the extent that any Proposed Transferee prohibits such assignment or otherwise refuses to purchase shares from any Remaining Shareholder exercising its rights of co-sale under Articles 54 to 60, the Selling Shareholder shall not sell to the Proposed Transferee any shares unless and until, simultaneously with such sale or transfer, such Selling Shareholder shall purchase such shares from such Shareholder on the same terms and conditions specified in the Transfer Notice.

57.	The exercise or non-exercise of the right to participate under Articles 54 to 60 with respect to a particular sale or Disposal by any Selling Shareholder shall not adversely affect any Series A Preference Shareholder’s right to participate in subsequent sales or Disposals by any Selling Shareholder pursuant to these Articles 54 to 60.

58.	The co-sale rights set forth in Articles 54 to 57 shall not apply to:

(a)	any transfer or other Disposal of shares among the shareholders as at the date these Articles are adopted (other than the Series A Preference Shareholders); and/or

(b)	any transfer to a wholly-owned subsidiary of the Selling Shareholder or a wholly-owned subsidiary of the holding company of the Selling Shareholder (“Permitted Transferee”); provided that in each case the Selling Shareholder shall remain to be bound by the Shareholders’ Agreement and the Permitted

Transferee shall agree to be bound by the Shareholders’ Agreement and that the Selling Shareholder shall procure that the Permitted Transferee shall not transfer its shares except to the Selling Shareholder or other Permitted Transferee(s) of the Selling Shareholder.

59.	The rights of a Series A Preference Shareholder under Articles 54 to 58 shall terminate upon the consummation of a Qualified IPO.

60.	In the event that any Shareholder exercises its co-sale rights under Articles 54 to 60, only customary warranties as to title shall be given by such Shareholder to the transferee, and the sale shall not otherwise be subject to any other terms, conditions, warranties or indemnities.

TRANSMISSION OF SHARES

61.	The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.

62.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

63.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF CAPITAL

64.	Subject to these Articles, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

65.	Subject to these Articles, the Company may be Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

(c)	sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(d)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

66.	The Company may, subject to Article 90, by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION AND PURCHASE OF OWN SHARES

67.	Subject to the provisions of the Statutes and these Articles, the Company may:

(a)	issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such shares, determine;

(b)	purchase its own shares (including any redeemable shares) on such terms and in such manner as the Directors may determine and agree with the Member; and

(c)	make a payment in respect of the redemption or purchase of its own shares otherwise than out of profits or the proceeds of a fresh issue of shares.

68.	Any share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

69.	The redemption or purchase of any share shall not be deemed to give rise to the redemption or purchase of any other share.

70.	The Directors may when making payments in respect of redemption or purchase of shares, if authorised by the terms of issue of the shares being redeemed or purchased or with the agreement of the holder of such shares, make such payment either in cash or in specie.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

71.	For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least 10 days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

72.	In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date of such determination.

73.	If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

74.	The Directors may, whenever they think fit, convene a general meeting of the Company.

75.	General meetings shall also be convened on the written requisition of any Member or Members entitled to attend and vote at general meetings of the Company who hold not less than 10 per cent of the paid up voting share capital of the Company deposited at the registered office of the Company specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors shall be reimbursed to them by the Company.

76.	If at any time there are no Directors of the Company, any two Members (or if there is only one Member, then that Member) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

77.	At least 21 Business Days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and, in case of special business, the general nature of that business, shall be given in manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Members entitled to receive notice of some particular meeting attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

78.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

79.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, and ordinary report of the Directors and the Company’s auditors, and the appointment and removal of Directors and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Members entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

80.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The holders of Series A Preference Shares holding not less than an aggregate of 50% of the entire issued Series A Preference Shares and the holders of Ordinary Shares being not less than an aggregate of 50% of all Ordinary Shares in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes.

81.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Member or Members present and entitled to vote shall be a quorum.

82.	The chairman if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

83.	If there is no such chairman, or if at any meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman.

84.	The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

When a meeting is adjourned for 10 days or more, not less than 7 days’ notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

85.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy entitled to vote and who together hold not less than 10 per cent of the paid up voting share capital of the Company, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

86.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

87.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

88.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

89.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, on a show of hands every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one vote for each share registered in his name in the Register of Members and on a poll each Ordinary Share and Series A Preference Share shall carry the same number of vote and the Series A Preference Shareholders and the Ordinary Shareholders shall vote together and not as a separate class, except as otherwise required by these Articles.

90.	Notwithstanding any provision to the contrary in these Articles, none of the following actions shall be carried out by the Company or any other Group Company and no affirmative board or members’ resolution shall be adopted to approve or carry out the same, except with the prior written consent of the holders holding not less than 80% of the issued Shares for the time being:-

(a)	any amendment, modification or change of any rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preference Shares;

(b)	any action that authorises, creates or issues shares of any class in the Company having preferences superior to or on a parity with the Series A Preference Shares, whether in terms of voting rights or of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company;

(c)	any new issue or allotment of any shares, securities or equity interest in the Company (except where such new issue or allotment falls within the exceptions referred to in paragraphs (a), (b), (e) and (f) of Article 9);

(d)	any issue or grant of any warrants, options or similar rights conferring on any person a right to acquire any shares, securities or equity interest in any Group Company (except where such issue or grant falls within the exceptions referred to in paragraphs (a), (b), (e) and (f) of Article 9);

(e)	any action that reclassifies or converts any issued shares of the Company into shares having preferences superior to or on a parity with the preference or priority of the Series A Preference Shares, whether in terms of voting rights or of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company;

(f)	any material amendment, modification or change of the Memorandum of Association of the Company or these Articles or other similar documents of any of the Group Companies that adversely affects the rights of the Series A Preference Shares;

(g)	any merger, sale or consolidation of the Company with one or more corporations or any other entity(ies) as a result of which the shareholders immediately after such merger, sale or consolidation will hold securities representing a majority of the voting power of the outstanding securities of the surviving or resulting Company;

(h)	the sale or Disposal of or creation of any Encumbrance over all or substantially all of the assets or any material assets of any Group Company;

(i)	the commencement of liquidation, dissolution or winding up or termination of any Group Company or any merger, consolidation or amalgamation (or any other transaction of a similar nature)of any Group Company with any other entity;

(j)	the declaration or payment of any dividend which is not in accordance with the dividend policy set out in Article 7(B) (other than a dividend payable solely by way of issue of Ordinary Shares);

(k)	the incurrence of indebtedness by any Group Company (in one transaction or a series of related transactions) in excess of US$100,000;

(l)	any loan by any Group Company to any director, officer or employee of any Group Company;

(m)	the purchase or lease by any Group Company of any interest in any real property; or motor vehicle involving an amount in excess of US$50,000;

(n)	the purchase by any Group Company of any shares, securities or equity interest in any other company, body corporate, partnership or other business entity involving an aggregate amount in excess of an aggregate of US$50,000 in any 12-month period;

(o)	the increase in compensation or other form of benefits of any of the 5 most highly compensated employees or officers of any Group Company by more than 25% in any 12-month period;

(p)	any transaction or series of related transactions (the value or aggregate value of which exceeds US$25,000) between (i) any Group Company and (ii) any holder of Ordinary Shares or the director, officer or employee of any Group Company, which is not in the ordinary course of business or not on commercial terms;

(q)	any change in the business scope of any Group Company or any material change in the business plan of any Group Company presented to BOSMA;

(r)	any increase in or reduction of the authorised, issued or registered capital (as the case may be) of any Group Company or any sale, Disposal or the creation of any Encumbrance in respect of any equity interest in any Group Company;

(s)	any creation, grant or issue (or agreement to create, grant or issue) any option, warrant or similar rights for shares to employees, directors or officers of any Group Company exceeding the amount set forth inArticle 7(D)(h); and

(t)	the appointment, removal, dismissal or termination of employment of the general manager (or any person holding similar position) of subsidiaries.

For any actions in paragraph (a), (b), (e) and (f), in addition to the approval of Shareholders holding at least 80% of the voting rights, the approval of holders holding more than 50% of the Series A Preference Shares in issue for the time being is also prerequisite.

91.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

92.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

93.	No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

94.	On a poll, votes may be given either personally or by proxy.

95.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

96.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

97.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

98.	A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

99.	Any corporation which is a Member or a Director may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

DIRECTORS

100.	The maximum number of Directors shall be 5 unless otherwise agreed by shareholder(s) holding an aggregate of not less than 66-2/3% of the issued Series A Preference Shares for the time being. All the resolutions of the Board shall be approved by 2/3 of the affirmative votes of Directors present at the meeting.

101.	Subject to the provisions of these Articles, a Director shall hold office until such time as he is removed from office by the Company by Special Resolution.

102.	Subject to Article 90, the ordinary remuneration of the Directors in their capacity as such shall from time to time be determined by an ordinary resolution of the Company and shall (unless such resolution otherwise provides) be divisible among the Directors as they may agree, or, failing agreement, equally, except that any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of remuneration related to the period during which he shall have held office.

103.	A Director shall not be required to hold any shares in the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at general meetings, and a Director who is not a member of any class of members of the Company shall nevertheless be entitled to attend and speak at a meeting of that class.

104.	Subject to Article 90, the Directors shall have power to pay and agree to pay pensions or other retirement, superannuation, death or disability benefits to (or to any person in respect of) any Director or former Director and for the purpose of providing any such pensions or other benefits to contribute to any scheme or fund or to pay premiums.

105.	Subject to Articles 100 and 106, the Company may by ordinary resolution appoint any person to be a Director either to fill a casual vacancy or as an additional Director.

106.	So long as there are in issue such number of Series A Preference Shares which constitutes not less than 20% of all outstanding Shares of the Company:

(a)	the holder of Series A Preference Shares shall be entitled, by written notice to the Company, to nominate and appoint 1 persons to the Board as Directors or, at the sole discretion of such holder(s); and

(b)	the holder of Series A Preference Shares shall be entitled, by written notice to the Company, to remove the director nominated by it/them and nominate and appoint another person in his/their place.

ALTERNATE DIRECTOR

107.	Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

108.	Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally.

The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

109.	Subject to the provisions of the Companies Law, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that resolution had not been made.

110.	Subject to these Articles, the Directors may from time to time appoint any person, whether or not a director of the Company to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of the President, one or more Vice-Presidents, Treasurer, Assistant Treasurer, Manager or Controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. The Directors may also appoint one or more of their number to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

111.	The Directors shall appoint the Company Secretary (and if need be an Assistant Secretary or Assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or Assistant Secretary so appointed by the Directors may be removed by the Directors.

112.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

113.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

114.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

115.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

116.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

117.	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested to them.

BORROWING POWERS OF DIRECTORS

118.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DISQUALIFICATION OF DIRECTORS

119.	Subject to Articles 100 and 106, the office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors; or

(b)	is found to be or becomes of unsound mind; or

(c)	resigns his office by notice in writing to the Company; or

(d)	if he (other than any Director appointed by the Series A Preference Shareholders) shall be removed from office by special resolution.

PROCEEDINGS OF DIRECTORS

120.	Subject to Article 100, the Directors may, by 15 Business Days’ prior written notice to all Directors, meet together (whether within or without the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Any meeting held without 15 Business Days’ written notice shall be valid if all Directors entitled to vote at the meeting waive such notice and, for this purpose, the presence of a Director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall not have a second or casting vote. A Director may, and the Secretary or Assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

121.	A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

122.	The quorum necessary for the transaction of the business of the Directors shall be 4 consisting of at least one Director nominated by a Series A Preference Shareholder. A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. A meeting of the Directors may be held by means of telephone or teleconferencing or any other telecommunications facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

123.	Subject to Article 100, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

124.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

125.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

126. The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

127.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

128.	A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

129.	The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

130.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

131.	A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

132.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

133.	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

DIVIDENDS

134.	Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

135.	Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

136.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

137.	Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

138.	The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

139.	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Law, the share premium account.

140.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

141.	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

142.	No dividend shall bear interest against the Company.

ACCOUNTS AND AUDIT

143.	Subject to Article 7(F)(a), the books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

144.	The books of account shall be kept at the registered office of the Company, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

145.	Subject to Article 7(F)(b), the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by the Company by Ordinary Resolution.

146.	Subject to Article 7(F)(a), the accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Company by Ordinary Resolution or failing any such determination by the Directors or failing any determination as aforesaid shall not be audited.

THE SEAL

147.	The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

148.	The Company may maintain a facsimile of its Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Directors may appoint for the purpose.

149.	Notwithstanding the foregoing, the Secretary or any Assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

CAPITALISATION OF PROFITS

150.	Subject to the Statute and these Articles, the Board may, with the authority of an Ordinary Resolution:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on shares held by them respectively; or

(ii)	paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserved and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

(c)	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

(d)	authorise a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)	the allotment to the members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective operations of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

151.	The Board of Directors shall in accordance with Section 34 of the Companies Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

152.	There shall be debited to any share premium account on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Law, out of capital.

NOTICES

153.	Any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

154.	Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

155.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

156.	Any notice or other document, if served by (a) post, shall be deemed to have been served five days after the time when the letter containing the same is posted and if served by courier, shall be deemed to have been served five days after the time when the letter containing the same is delivered to the courier (in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted or delivered to the courier), or, (b) facsimile, shall be deemed to have been served upon confirmation of receipt or (c) recognised delivery service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier.

157.	Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

158.	Notice of every general meeting shall be given to:

(a)	all Members who have supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

INDEMNITY

159.	Every Director (including for the purposes of this Article any Alternate Director appointed pursuant to the provisions of these Articles), Managing Director, agent, Secretary, Assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditor) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

160.	No such Director, Alternate Director, Managing Director, agent, Secretary, Assistant Secretary or other officer of the Company (but not including the Company’s auditor) shall be liable (I) for the acts, receipts, neglects, defaults or omissions of any other such director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any property of the Company or (iv) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

NON-RECOGNITION OF TRUSTS

161.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent or future interest in any of its shares or any other rights in respect thereof except an absolute right to the entirety thereof in each Member registered in the Register of Members.

WINDING UP

162.	Subject to these Articles, if the Company shall be wound up the liquidator may, with the sanction of an Ordinary Resolution of the Company divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

163.	Subject to the Companies Law, these Articles and the rights attaching to the various classes of shares, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

REGISTRATION BY WAY OF CONTINUATION

164.	Subject to these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.